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           LOGO            CARPENTER TECHNOLOGY CORPORATION
                      101 WEST BERN STREET       READING, PA 19601

                                   ----------
      Notice of Annual Meeting of Stockholders to be held October 24, 1994
                                   ----------

   To the Stockholders of CARPENTER TECHNOLOGY CORPORATION:

       NOTICE IS HEREBY GIVEN that the 1994 Annual Meeting of the
   Stockholders of CARPENTER TECHNOLOGY CORPORATION will be held at the Muhlenberg Township Senior High School Auditorium, Laureldale (north of the city of Reading), Pennsylvania, on Monday, October 24, 1994, at 4 p.m., local time, for the purpose of:

       (1) Electing four directors (Proposal No. 1);

       (2) Approving the appointment of independent accountants of the Corporation for the fiscal year ending June 30, 1995 (Proposal No.
           2);

       (3) Transacting such other business as may properly come before the meeting.

       The Board of Directors has fixed the close of business on September 1, 1994, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A list of stockholders will be available at the time and place of the meeting and, during the 10 days prior to the meeting, at the office of the Corporate Secretary, 101 West Bern Street, Reading, Pennsylvania.

       It is important that your shares be represented at the meeting regardless of the number of shares that you own. Please complete and sign the enclosed proxy card, which is being solicited by the Board of Directors of the Corporation, and return it in the enclosed postage pre-paid envelope as soon as you can.

       If you plan to attend the meeting, please check the box on the proxy card so that an admission card may be sent to you. You may, of course, attend the meeting without an admission card upon proper identification.

       A proxy statement for your additional information is attached to this notice.

       You are cordially invited to attend the meeting. A map showing the location of the Muhlenberg Township Senior High School appears at the end of the proxy statement.


                                         Respectfully,

                                               JOHN R. WELTY
                                               Secretary



   Dated: September 29, 1994
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           LOGO            CARPENTER TECHNOLOGY CORPORATION
                      101 WEST BERN STREET       READING, PA 19601


                                                           September 29, 1994

                                   ----------

                                PROXY STATEMENT

   General Information

       This proxy statement is furnished in connection with the solicitation of proxies to be used at the annual meeting of stockholders to be held on October 24, 1994, and at any adjournment thereof. The Corporation's annual report to stockholders, including financial statements, accompanies this notice and proxy statement, but is not incorporated as part of the proxy statement and is not to be regarded as part of the proxy solicitation material.

       Proxies are solicited by the Board of Directors of the Corporation in order to provide every stockholder an opportunity to vote on all matters scheduled to come before the meeting, whether or not he or she attends the meeting in person. When the enclosed proxy card is returned properly signed, the shares represented thereby will be voted by the proxy holders named on the card in accordance with the stockholder's directions. You are urged to specify your choices by marking the appropriate boxes on the enclosed proxy card. If the proxy is signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors. A stockholder giving a proxy may revoke it at any time before it is voted at the meeting by filing with the Corporate Secretary an instrument revoking it, or by a duly executed proxy bearing a later date. If you do attend, you may, if you wish, vote by ballot at the meeting, thereby canceling any proxy vote previously given.

       If a stockholder wishes to give a proxy to someone other than those designated on the proxy card, he or she may do so by crossing out the names of the designated proxies and by then inserting the name of another person(s). The signed proxy card should be presented at the meeting by the person(s) representing the stockholder.

       On September 1, 1994, there were 8,152,965 shares of common stock issued and outstanding, each of which is entitled to one vote. There were also 459.731 shares of the Corporation series A convertible preferred stock held by the trustee of the Corporation's Employee Stock Ownership Plan (ESOP). Each share of preferred stock is convertible, at the trustee's option, into 1,000 shares of common stock and has the equivalent of 1.3 votes per share of common stock, subject to antidilution adjustments and to limitations under applicable securities laws and stock exchange regulations. The preferred stock votes together with the common stock as a single class on all matters upon which the common stock is entitled to vote. The shares of preferred stock allocated to a participant's account are voted as the participant directs, and the shares of preferred stock not allocated to ESOP participants' accounts are voted by the trustee in the same proportion as the allocated shares of preferred stock are voted.

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       The holders of a majority of the outstanding shares must be present in person or by proxy at the annual meeting in order to constitute a quorum for the purpose of transacting business at the meeting. Except for the election of directors, the affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or by proxy at the meeting and entitled to vote on the proposals is required to ratify and approve the proposals. Directors are elected by a plurality of the votes cast by written ballot. Abstentions are counted in tabulations of the votes cast by stockholders on the proposals and will have the effect of a negative vote. Brokers who hold shares in street name for customers have the authority to vote only on certain routine matters in the absence of instruction from the beneficial owners. A broker non-vote occurs when the broker does not have the authority to vote on a particular proposal. Under applicable Delaware law, broker non-votes will not be counted for purposes of determining whether any proposal has been approved.

       The Board of Directors believes that as of September 1, 1994, the following entity owned more than 5% of the Corporation's issued and outstanding shares of common stock:

                                               Number of Shares      Percent
   Name and Address of Beneficial Owner       Beneficially Owned     of Class
   ------------------------------------      -------------------     --------
   State Street Bank and Trust Company       1,146,056 shares (1)    14%
   P.O. Box 1389
   Boston, Massachusetts 02104-1389

   ----------
   1) State Street Bank and Trust Company has advised the Corporation that, acting as trustee for various collective investment funds for employee benefit plans and other index accounts, it had sole voting power with respect to 148,900 shares of common stock; sole dispositive power with respect to 173,000 shares of common stock; and sole voting power and sole dispositive power with respect to 2,800 shares of common stock held in personal trust accounts; acting as trustee for the Corporation's Savings Plan, it had shared voting power and shared dispositive power with respect to 361,625 shares of common stock; and acting as trustee for the Corporation's Employee Stock Ownership Plan
      (ESOP), it had shared voting power and shared dispositive power with respect to 459,731 shares of common stock, representing the amount of common stock that would be held if the shares of series A convertible preferred stock actually held were converted into common stock using the ratio of one preferred share equal to 1,000 shares of common stock.

   Except as discussed above, the Board of Directors and management is not aware of any other person or entity who holds beneficially more than 5% of the outstanding common stock of the Corporation.

       Solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost of preparing, assembling, and mailing the notice of annual meeting, proxy statement, and form of proxy will be borne by the Corporation. In addition to the use of the mail, proxies may be solicited by directors, officers and regular employees of the Corporation,


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   without additional compensation, in person or by telephone or telegraph.
   Solicitation of proxies may also be made on behalf of the Corporation by
   D. F. King & Co., Inc. at a cost of approximately $4,500. The Corporation will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Corporation's stock.

   Board of Directors

       The Corporation's Board of Directors held 12 meetings during fiscal year 1994. All of the directors attended more than 75% of the meetings of the Board of Directors and the Committees of the Board of Directors on which they served, except Mylle Bell Mangum whose absences occurred because of unavoidable business circumstances.

       No director who is an employee of the Corporation is compensated as a member of the Board or any Committee of the Board. Compensation for non-employee directors consists of an annual retainer of $18,000 and a $1,000 fee, plus travel expenses, where appropriate, for each Board meeting attended and a $800 fee for each Committee meeting attended. Each Committee Chairperson receives an additional annual retainer of $2,200.

   Committees of the Board

       The standing Committees of the Board of Directors are the Audit, Corporate Governance, Compensation and Stock Option, and Finance Committees.

       The Audit Committee recommends the independent accountants to conduct the annual audit of the books and accounts of the Corporation, and reviews the adequacy of the Corporation's financial reporting, accounting systems and controls. The Audit Committee also evaluates the Corporation's internal and external auditing procedures and its environmental compliance program. During fiscal year 1994, the Audit Committee, which currently consists of Messrs. Garr, Chairman; Bennett; Draeger; Humphrey; Miller, Jr. and Ms. Mangum, held 3 meetings.

       The Corporate Governance Committee reviews and recommends any action proposed with respect to changes in the Corporate Charter or By-Laws, and any stockholder proposals unless such review is otherwise assigned by the Board. The Corporate Governance Committee also reviews and recommends to the Board the size, composition and committee structure of the Board, as well as nominees to the Board of Directors to fill vacancies on the Board.

       The Corporate Governance Committee considers the performance of incumbent directors in determining whether to recommend them to the Board as nominees for reelection. The Committee met 5 times during fiscal year 1994. Members of the Corporate Governance Committee currently are Messrs. Kay, Chairman; Bennett; Evarts; Hudson, Jr.; and Humphrey.

       The Corporate Governance Committee will consider sound and meritorious nomination suggestions from stockholders. All letters of recommendation for nomination should be sent to the Corporate Secretary at the Corporation's headquarters within 15 days after the mailing of this proxy statement. Such stockholder's notice to the Secretary shall set forth (a) as to each person whom the stockholder proposes to nominate for election

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   or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person and
   (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended; and
   (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as director of the Corporation. No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herewith. A signed statement from the person recommended for nomination should accompany the letter of recommendation indicating that he or she consents to be considered as a nominee.

       The Compensation and Stock Option Committee reviews and recommends actions to the Board of Directors on such matters as salary and other compensation of officers and the administration of certain benefit plans. The Compensation and Stock Option Committee also has the authority to administer, grant and award stock and stock options under the Corporation's incentive equity plans. The Committee held 3 meetings during fiscal year 1994. Current members of the Committee are Messrs. Miller, Jr., Chairman; Draeger; Garr; Langenberg and Ms. Mangum.

       The Finance Committee reviews and recommends certain actions to the Board of Directors relating primarily to the Corporation's capital structure, pension fund asset management and dividend policy. The Committee met 3 times during fiscal year 1994. Current members of the Committee are Messrs. Langenberg, Chairman; Cardy; Evarts; Hudson, Jr.; Kay and Roedel.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

       The Corporation's Board of Directors consist of 12 directors serving in three classes, the respective terms of which expire alternately over a three-year period.

       Unless otherwise specified by the stockholders, the shares represented by the proxies will be voted for the four nominees for directors listed below. Dr. C. McCollister Evarts, William J. Hudson, Jr., Mylle Bell Mangum and Paul R. Roedel are nominated for terms which will expire at the 1997 Annual Meeting of Stockholders. Each nominee for director has consented to their nomination as a director and, so far as the Board and management are aware, will serve as a director if elected. The names and biographical summaries of the four persons who have been nominated to stand for election at the 1994 Annual Meeting of Stockholders and the remaining eight directors whose terms are continuing appear below.

       The Board of Directors recommends that you vote FOR the election of Ms. Mangum, Messrs. Hudson, Jr., Roedel and Dr. Evarts.


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   Nominees - Term to Expire 1994




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   DR. C. MCCOLLISTER EVARTS                              Director Since 1990

       Senior Vice President for Health Affairs, Dean, College of Medicine, and Professor of Orthopaedics, The Pennsylvania State University, College of Medicine and University Hospitals, The Milton S. Hershey Medical Center.

   Dr. Evarts, age 63, received a bachelor's degree in zoology from Colgate University, and a medical degree from the University of Rochester School of Medicine and Dentistry. He served his internship and residency at the University of Rochester Strong Memorial Hospital. He served as medical officer on the U.S.S. Antietam, and Orthopaedic Ward Medical Officer at the Great Lakes United States Naval Hospital. Before coming to The Pennsylvania State University, Dr. Evarts was professor and chairman of the Department of Orthopaedics and vice president for development at the University of Rochester School of Medicine and Dentistry. His special area of interest and expertise is adult reconstructive surgery. He has published over 185 scientific articles and is editor of a 2nd edition, five-volume text. Dr. Evarts is a member of many orthopaedic organizations. Also, he is a member of the Association of Academic Health Centers, the Association of American Medical Colleges, Society of Medical Administrators, and serves on the board of directors for the National Association of Biomedical Research, the Hershey Trust, the Harrisburg Symphony, and the Hershey Bank. He is also a member of the board of managers of the Milton Hershey School, and is a member of a Health Care Advisory Committee for the United States Congress. He is currently a member of the Corporation's Finance and Corporate Governance Committees.




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   WILLIAM J. HUDSON, JR.                                 Director Since 1992

       Chief Executive Officer and President and Director, AMP Incorporated.

   Mr. Hudson, age 60, has a bachelor of electrical engineering and a master's certificate in electrical engineering from Cornell University. He also has earned credit toward a masters in business administration at Drexel University. Mr. Hudson joined AMP Incorporated in 1961. He has held a variety of management positions in the U.S. operations and was a vice president, Asian/Pacific for eight years before becoming executive vice

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   president, international in 1991, and elected Chief Executive Officer and
   President in 1992. He has served on numerous community and professional organizations, is a director of Harrisburg Hospital and is currently a director of AMP Incorporated. Mr. Hudson currently serves on the Corporation's Finance and Corporate Governance Committees.




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   MYLLE BELL MANGUM                                      Director Since 1993

       Executive Vice President, Strategic Management, Holiday Inn Worldwide.

   Ms. Mangum, age 46, graduated from Emory University with a bachelor of science degree. Following graduation, she taught gifted children in the North Syracuse, New York school system until 1972. Ms. Mangum then joined General Electric Corporation and held a variety of management positions. She was with General Electric Corporation for 12 years before joining BellSouth as general manager of systems operation. Ms. Mangum was the first president of BellSouth International and served until October 1986, when she was promoted to director of corporate planning for BellSouth Corporation in Atlanta. Ms. Mangum joined Holiday Inn Worldwide in August 1992, as executive vice president, strategic management. She serves on numerous professional organizations and currently serves on the Board of Trustees for Piedmont College. Ms. Mangum is a member of the Corporation's Audit Committee and Compensation and Stock Option Committee.




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   PAUL R. ROEDEL                                         Director Since 1973

       Director and Retired Chairman of the Board and Chief Executive Officer, Carpenter Technology Corporation.

   Mr. Roedel, age 67, received a bachelor's degree in accounting from Rider College. After joining the Corporation upon his graduation, Mr. Roedel served in numerous capacities, becoming controller in 1965, treasurer in 1972, vice president - finance and treasurer in 1973, executive vice president in 1975, president and chief operating officer in 1979, president and chief executive officer in 1981, and chairman of the board and chief executive officer in 1987 until his retirement on June 30, 1992. In addition to his numerous community activities, Mr. Roedel serves as a director of Meridian Bancorp, Inc., General Public Utilities Corporation and P. H. Glatfelter Company. He is chair of the board of trustees of


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   Gettysburg College. Mr. Roedel currently serves as a member of the
   Corporation's Finance Committee.


       Although the Board of Directors and management do not contemplate that any of the nominees will be unable to serve, in the event that prior to the meeting any of the nominees becomes unable to serve because of special circumstances, the shares of stock represented by the proxies will be voted for the election of a nominee who shall be designated by the Board.

















































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       The following are the other directors whose terms continue after this year's meeting, as indicated:

   Term to Expire 1995




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   ROBERT W. CARDY                                        Director Since 1990

       Chairman of the Board, President, Chief Executive Officer and Director, Carpenter Technology Corporation.

   Mr. Cardy, age 58, received a bachelor's degree in industrial management from the University of Cincinnati. He came to Carpenter with prior experience at the Delco Products Division of General Motors Corporation, where he was a systems analyst. After joining the Corporation in 1962, Mr. Cardy served in numerous capacities, becoming general sales manager in 1977, division vice president - commercial in 1979, vice president - commercial in 1982, vice president - sales and marketing in 1987, executive vice president in 1989, president and chief operating officer on November 1, 1990, and chairman of the board, president and chief executive officer on July 1, 1992. In addition to his numerous community activities, Mr. Cardy serves as a director of Meridian Bancorp, Inc., the Reading Hospital & Medical Center, Berks County Chamber of Commerce and Pennsylvania Business Roundtable. Mr. Cardy serves on the Corporation's Finance Committee.




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   ARTHUR E. HUMPHREY                                     Director Since 1980

       Director Biotechnology Institute, Pennsylvania State University. Provost Emeritus, Lehigh University.

   Dr. Humphrey, age 66, received a bachelor's and a master's degrees in chemical engineering from the University of Idaho, a doctorate degree in chemical engineering from Columbia University and a master's degree in food technology from the Massachusetts Institute of Technology. He held various teaching positions at the University of Pennsylvania beginning in 1953 and became dean of the School of Engineering and Applied Science in 1972. From 1980 to 1986, Dr. Humphrey served as vice president and provost of Lehigh University and in 1986, became a T. L. Diamond professor of chemical engineering and director of the Center for Molecular Bioscience and Biotechnology at Lehigh. He assumed his present position in July 1992.

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   He is past president of the American Institute of Chemical Engineers, and
   past director of the United Engineering Trust of New York. From 1971 to 1975 he served as director of the New Brunswick Scientific Co.; and from 1975 to 1980, he was technical director of ABEC, Inc. He serves as a consultant to Hoffman LaRoche and to Merck, Inc. He has also served on the Scientific Advisory Boards of Repap Technologies, Inc. and Biochem Technology, Inc. Dr. Humphrey is the co- author of a number of technical books, is the holder of four U.S. Patents, and is a member of the National Academy of Engineering, the American Institute of Chemical Engineers, the American Chemical Society and the American Society of Microbiology. Dr. Humphrey has been a Fulbright lecturer in Japan and Australia and has received other scientific awards. He currently serves on the Corporation's Corporate Governance and Audit Committees.




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   EDWARD W. KAY                                          Director Since 1989

       Retired Co-Chairman and Chief Operating Officer, Ernst & Whinney, now in practice as Ernst & Young.

   Mr. Kay, age 66, graduated from the University of Pittsburgh with a bachelor of science degree. Following his graduation, he joined Ernst & Ernst (predecessor to Ernst & Whinney), a public accounting firm, where he held numerous positions, including managing partner of the Pittsburgh office in 1966 and vice chairman and regional managing partner of the Mid-Atlantic Region in 1978. He served as co-chairman and chief operating officer of Ernst & Whinney from 1984 to 1988, when he retired from active service. He also serves as a director of Constellation Holdings, Inc. and Meridian International Center. Mr. Kay is chairman of the Corporation's Corporate Governance Committee and a member of the Finance Committee.




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   FREDERICK C. LANGENBERG                                Director Since 1981

       Director and Retired Chairman of the Board and Chief Executive Officer, The Interlake Corporation.

   Dr. Langenberg, age 67, graduated from Lehigh University with bachelor of science and master of science degrees in metallurgical engineering in 1950 and 1951, respectively. He received a Ph.D. degree from The Pennsylvania State University in metallurgical engineering in 1955 and took additional courses at Massachusetts Institute of Technology and Carnegie-Mellon

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   University. Dr. Langenberg joined Interlake, Inc. (predecessor of The
   Interlake Corporation) in April 1979 as president and chief operating officer, became chief executive officer in 1982, was elected chairman of the board in October 1983, and also serves as a director of that corporation. He retired as chairman and chief executive officer in April 1991. From July 1975 until his employment with Interlake, Dr. Langenberg served as president and director of the American Iron and Steel Institute. Dr. Langenberg also serves as a director of Peoples Energy Corporation, The Interlake Corporation, Dietrich Industries and as a Trustee of Piedmont College. He currently serves as chairman of the Corporation's Finance Committee and as a member of the Corporation's Compensation and Stock Option Committee.













































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   Term to Expire 1996




   PHOTO




   MARCUS C. BENNETT                                      Director Since 1993

       Vice President and Chief Financial Officer and Director, Martin Marietta Corporation.

   Mr. Bennett, age 58, graduated from Georgia Institute of Technology with a bachelor of science in industrial management. Following his graduation, he joined Martin Marietta Corporation and advanced through various engineering and finance positions. Mr. Bennett was appointed treasurer of the Aerospace Company in January of 1977, then in 1983 he was promoted to vice president business management, with responsibility for contracts and finance. He was appointed in 1983 chairman of International Laser Systems and to the Board of International Light Metals Corporation (both former majority owned subsidiaries of Martin Marietta). Mr. Bennett was elected corporate vice president of finance in February 1984 and named chief financial officer in July 1988. In addition, he is the current chairman of Orlando Central Park Inc. and Chesapeake Park, Inc. wholly owned subsidiaries of Martin Marietta. Currently, Mr. Bennett serves on the board of directors of Martin Marietta. He also serves on the board of directors for the Private Sector Counsel and is a member of their CFO task force; and he is a member of MAPI Finance Council, Financial Executive Institute and The Economic Club of Washington. Mr. Bennett is a member of the Corporation's Audit Committee and Corporate Governance Committee.




   PHOTO




   DENNIS M. DRAEGER                                      Director Since 1992

       Group Vice President, Worldwide Floor Products Operations for Armstrong World Industries, Inc.

   Mr. Draeger, age 53, graduated from Ohio State University with a bachelor of science degree in business. Following his graduation, he joined Armstrong World Industries, Inc., and advanced through various sales and marketing positions. Mr. Draeger was elected vice president and general sales manager of the floor division in 1983 and elected to his current position in 1988. He currently serves on the board of directors of the Boys Club & Girls Club of Lancaster. Mr. Draeger is a member of the Corporation's Audit Committee and Compensation and Stock Option Committee.


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   PHOTO




   CARL R. GARR                                           Director Since 1977

       Director and Retired Chairman of the Board and Chief Executive Officer, Bank of Pennsylvania.

   Dr. Garr, age 67, received a bachelor of science degree from Kent State University in physics and received a master's degree and doctorate degree from Case Institute of Technology in physics and metallurgical engineering, respectively. From 1984 to 1987, Dr. Garr was president and chief executive officer of The Polymer Corporation, then an affiliate of Chesebrough-Pond's Inc. He also served as vice president of Chesebrough-Pond's Inc. from 1984 to 1986. The Polymer Corporation, now a unit of DSM International, a Dutch corporation, is a producer of engineering plastics. From 1982 to 1984, Dr. Garr was president and chief executive officer of Empire Steel Castings, Inc., a producer of alloy steel castings primarily for the pump and valve industries. Previously, Dr. Garr held a number of positions with ACF Industries, Inc., a manufacturer of transportation, energy related and industrial equipment, including vice president - research and development in 1968; director, president and chief executive officer of The Polymer Corporation, then an affiliate of ACF, in 1970, and vice president from 1976 to 1982. He currently serves as chairman of the Corporation's Audit Committee and serves on the Compensation and Stock Option Committee.




   PHOTO




   MARLIN MILLER, JR.                                     Director Since 1989

       President, Chief Executive Officer and Director, Arrow International,
   Inc.

   Mr. Miller, age 62, graduated from Alfred University with a bachelor of science degree in ceramic engineering and received a master's degree in business administration from Harvard Business School. He served as a finance officer in the United States Army from 1956 to 1959. In 1959, he joined Glen-Gery Corporation, a building products company, where he served as executive vice president and as a director. In 1972, he joined Connors Investor Services, Inc., an investment management firm. Mr. Miller founded Arrow International, Inc. in 1975. Arrow is a leading producer of medical devices for critical care medicine. He is currently also a director of Arrow International, Inc., Core States Financial Corporation, Hamilton Bank, and Connors Investor Services. He serves as a member of the board of

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   trustees of Alfred University and of the Reading Hospital and Medical
   Center. Mr. Miller is chairman of the Corporation's Compensation and Stock Option Committee and a member of the Audit Committee.

       There is no family relationship between any of the directors or nominees.




















































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   Security Ownership of Directors and Officers

       The following table sets forth information regarding beneficial ownership as of September 1, 1994, of the Corporation's common stock of each director, the Corporation's five most highly compensated officers and the directors and officers as a group.

                              Amount and Nature of
                            Beneficial Ownership (1)

                                                                       Aggregate Number         Percent of
                                                                           of Shares            Outstanding
                               Name                                Beneficially Owned (2)(3)    Shares (4)
                               ----                                ------------------------    ------------
   Bennett, M.C. ..............................................               1,700
   Cardy, R.W..................................................              34,155  (a)             .4
   Draeger, D.M. ..............................................               2,100
   Evarts, C.M. ...............................................               3,100
   Garr, C.R. .................................................               4,050
   Hudson, W.J., Jr. ..........................................               2,200
   Humphrey, A.E. .............................................               3,300
   Kay, E.W. ..................................................               3,500
   Langenberg, F.C. ...........................................               6,000  (b)
   Mangum, M. Bell.............................................               1,635
   Miller, M., Jr. ............................................               3,400
   Roedel, P.R. ...............................................              56,101  (c)             .7
   Bristol, D.C................................................              19,763  (a)             .2
   Cottrell, G.W...............................................              15,635  (a)             .2
   Fiore, N.F..................................................              12,504  (a)             .2
   Weiler, R.J.................................................              15,756  (a)             .2
   All directors and officers as a group (22 in all)...........             226,384                 2.8

   ----------

    (1) Excludes fractional shares owned under the Corporation's Dividend Reinvestment Plan.

    (2) The amounts include common shares which are subject to outstanding stock options, exercisable within 60 days of September 1, 1994, as follows: P.R. Roedel, 27,270 shares; R.W. Cardy, 24,850 shares; D.C. Bristol, 14,620 shares; G.W. Cottrell, 13,320 shares; R.J. Weiler, 12,820 shares; N.F. Fiore, 11,090 shares; C.R. Garr, M. Miller, Jr., 3,000 shares each; A.E. Humphrey 2,800 shares; C.M. Evarts, E.W. Kay, F.C. Langenberg, 2,500 shares each; D.M. Draeger, 1,600 shares; M.C. Bennett, M. Bell Mangum, 1,500 shares each; W.J. Hudson, Jr., 500 shares; and directors and officers as a group 158,640 shares.

    (3) The amount shown for all officers as a group represent 196 shares held under the Employee Stock Ownership Plan (ESOP), representing the equivalent amount of common stock if the amounts of the ESOP preferred stock actually held were converted into common stock using the ratio of one preferred share equal to 1,000 shares of common stock.

    (4) Less than 0.1% except where indicated.

    (a) Share ownership for Messrs. Bristol, Cardy, Cottrell, Fiore and Weiler respectively include 1,229, 447, 554, 5 and 75 shares held under the Carpenter Technology Savings Plan. Share ownership also includes 19 shares for each individual held under the Employee Stock Ownership Plan (ESOP), representing the equivalent amount of common stock if the amounts of the ESOP preferred stock actually held were converted into common stock using the ratio of one preferred share equal to 1,000 shares of common stock.

    (b) Share ownership shown for Mr. Langenberg includes 1,000 shares held by Mrs. Jane Langenberg.

    (c) Share ownership shown for Mr. Roedel includes 5,422 shares held under the Carpenter Technology Savings Plan.

       The Revenue Reconciliation Act of 1993 limits the annual deduction that a publicly held corporation may take for certain types of compensation paid or accrued with respect to certain executives to $1 million per year per executive for taxable years beginning after December 31, 1993. The Corporation does not believe that compensation paid currently to its executives is affected by such limitation.

   Executive Compensation

       The following table sets forth certain information concerning the compensation paid by the Corporation during the fiscal years ended June 30, 1994, 1993 and 1992 to the Corporation's chief executive officer and each of the Corporation's four other most highly compensated officers.

                           SUMMARY COMPENSATION TABLE

                                                      Annual Compensation               Long Term Compensation
                                                ------------------------------   ---------------------------------
                                                                                         Awards            Payouts      All
                                                                                 ----------------------   --------     Other
                                                                                   Re-       Securities               Compen-
              Name and                                                 Other     stricted    Underlying               sation
             Principal               Fiscal     Salary      Bonus      Annual    Stock $      Options/      LTIP        ($)
             Position                 Year      $           $           Comp. $        (1)    SARS  #        $          (2)
   ---------------------------------------------------------------------------------------------------------------------------

   Robert W. Cardy                   1994       347,596     189,440       0      105,053     6,960          0         6,658
    Chairman, President,             1993       324,424     123,281       0      125,029     7,700          0         7,916
    and CEO                          1992       247,115       7,661       0            0     8,670          0

   Donald C. Bristol                 1994       227,834      98,880       0       45,885     3,040          0         6,854
    Senior Vice President            1993       192,213      52,974       0       61,703     3,800          0         5,766
    Steel Division                   1992       170,443       5,284       0            0     3,670          0

   G. Walton Cottrell                1994       178,000      67,284       0       33,206     2,140          0         5,340
    Senior Vice President            1993       170,308      42,691       0       40,594     2,500          0         5,109
    Finance & CFO                    1992       162,277       5,031       0            0     3,670          0

   Nicholas F. Fiore                 1994       172,354      65,150       0       38,640     2,510          0         5,171
    Senior Vice President            1993       164,077      41,203       0       40,594     2,500          0         4,922
    Strategic Businesses             1992       151,539       4,698       0            0     3,670          0

   Richard J. Weiler                 1994       159,237      51,433       0       24,150     1,600          0         4,805
    Vice President                   1993       153,924      35,403       0       27,063     2,000          0         4,618
    Sales & Marketing                1992       145,674       4,516       0            0     3,670          0
      Steel Division

   ----------
    (1) 4,090 common shares awarded in the aggregate to the named officers on June 29, 1994, valued at $60.375 per share. 5,450 common shares awarded in the aggregate to the named officers on June 22, 1993, valued at $54.125 per shares. At the end of fiscal year 1994, Messrs. Cardy, Bristol, Cottrell, Fiore and Weiler respectively held 4,050, 1,900, 1,300, 1,390 and 900 shares of restricted stock valued at $241,988, $113,525, $77,675, $83,053 and $53,775 based on the June
        30, 1994 closing price of $59.75. Shares are scheduled to vest at 20% per year over five years. Dividends on all stock awards are paid at the same rate as paid to all stockholders.

    (2) In accordance with SEC provisions, amounts of All Other Compensation are excluded for the Corporation's 1992 Fiscal Year. Amounts of All Other Compensation are amounts contributed for Fiscal 1994 and 1993 for the named officers under the Corporation's Savings Plan.

       Any officer or director may elect to defer a portion or all of his or her compensation, subject to the terms of the Corporation's deferred compensation plans. Deferral may be, at the participant's election, until the officer's or director's termination of services, their attainment of age 62, or the date of his or her death. Amounts deferred will earn interest and are payable in 10 or 15 annual installments or in a lump sum, at the participant's election.

   Compensation and Stock Option Committee Report

       The Compensation and Stock Option Committee of the Board of Directors (the "Committee") is composed entirely of non-management directors, and the Committee is responsible for the establishment and oversight of the Corporation's executive compensation and equity compensation programs.

    Compensation Philosophy

       The Corporation executive compensation programs are designed to fulfill the following objectives:

       - Attract, retain, and motivate highly effective executives

       - Reward sustained corporate, functional, and/or individual performance with an appropriate base salary and incentive opportunity

       - Increase management ownership in the Corporation

       - Link executive reward with stockholder value and profitability

       - Communicate the Corporation's goals through performance measures linked to pay that focus executives on achievement of business objectives.

       Each year, the Committee conducts a review of the Corporation's executive compensation program for appropriateness and competitiveness.

       There are three components of executive compensation reviewed by the
   Committee: base salary, annual incentive awards, and long-term incentive awards. The combination of these programs produces total direct compensation.

       The Corporation's compensation philosophy is to pay at market competitive levels for achieving planned performance. Market comparisons include general industry, metals companies, and a select group of capital intensive companies that are approximately the same size as the Corporation. More emphasis is placed on general industry than the steel industry. The market comparator group is a representative sample of organizations used in the performance graph but is not identical due to limitations on available data.

       Beginning in fiscal year 1993, senior executives had a greater proportion of their total direct compensation at risk in the form of annual and long-term incentives. Long-term incentives may consist of stock options, restricted stock and stock appreciation rights, with guidelines tied to executive performance, position level and/or continuing employment. Stock ownership is encouraged to create a true ownership view and to further align executive and stockholder interests.

    Base Salary

       Base salaries are administered on the basis of performance, with pay falling within a range determined through market comparisons as described earlier. Actual base salary as well as increases are based on incumbent performance, experience, and reference to competitive rates for jobs with comparable content. Base salary ranges were adjusted by 3% for fiscal year 1995 to reflect competitive market movement. Actual base salary adjustments for executives varied based on performance, job content, and pay position within the range. As a group, the named officers were approximately at 95% of base salary market rate (midpoint).

    Annual Incentives

       The Corporation's executive annual incentive awards include two plans: the Profit Sharing Plan and the Executive Annual Compensation Plan.

       The Profit Sharing Plan of the Corporation allows all eligible employees to share proportionally in the profits of the Corporation's Steel Division. The Profit Sharing Plan covers all permanent employees, except those with the Special Products Division, those in locations outside the United States, and certain warehouse system employees. Profit Sharing payments are based on Steel Division performance during the fiscal year and are paid quarterly based on year-to-date Steel Division pretax profits and base pay. A profit pool is established equal to 10% of the first $40 million earned year-to-date in Steel Division pretax profit, plus 20% of the profit above $40 million. The profit pool is divided by the total base pay paid year-to-date to participants to arrive at the profit sharing percentage. Amounts paid to participants are determined by multiplying their base pay by the profit sharing percentage. Payments made for prior quarters of the fiscal year are deducted from the result to determine the amount of the current quarterly payment to each participant. The amount paid for fiscal year 1994 to all eligible employees was 10% of base pay. For executive compensation purposes, The Profit Sharing Plan is targeted at a 10% payout for plan performance. The amounts paid under this Plan to the named officers for fiscal year 1994 are included in the Summary Compensation Table.

       The Executive Annual Compensation Plan provides variable compensation for designated executives with payments based on corporate financial performance and individual performance. For fiscal year 1994, the Committee established a return on equity objective of 15.6% and the target performance threshold level before any payout was made was 12.5%. The Corporation achieved a 16.3% return on equity in fiscal 1994 and the amounts paid under the Executive Annual Compensation Plan to the named officers for fiscal year 1994 are included in the Summary Compensation Table.

       For fiscal year 1994, the Profit Sharing Plan and the Executive Annual Compensation Plan compensated the named officer group at approximately 100% of the annual incentive market rate.

       For fiscal year 1995, the Executive Annual Compensation Plan will be based on a 16.9% target return on equity performance with a threshold at 80% of target. Return on equity will be calculated excluding the impact of the start-up of Walsin-CarTech Specialty Steel Corporation, the Corporation's 19% owned joint venture in Taiwan. The Executive Annual Compensation Plan targets for payouts to executives vary in percentage to produce target total cash compensation at market for planned performance. Corporate performance determines 80% of the total Executive Annual Compensation Plan performance and individual performance determines the remaining 20%. Personal performance is measured against strategic personal performance goals. The Plan provides the flexibility to grant personal Executive Annual Compensation Plan awards if the financial threshold is not achieved (subject to full Board approval).

    Long-Term Incentives

       The Corporation uses equity-based long-term incentives to ensure a significant portion of total direct compensation is linked to stockholder value. By emphasizing equity ownership, the Corporation provides an added linkage between executive and stockholder interests.

       The Corporation's Long-Term Incentive Plan includes restricted stock, stock appreciation rights, and both non-qualified stock options and incentive stock options. Stock options provide executives with incentive for long-term strategy design and implementation to increase stockholder equity value. Restricted stock provides executives with a vehicle for increasing stock ownership. Stock appreciation rights provide incentives for increasing equity value without the need to issue additional shares.

       Grant guidelines provide present values at market competitive levels as discussed earlier in this section. In determining market values, the Corporation used data from a national survey that calculates present value of long-term incentives using a capital asset pricing model. The Black-Scholes model was used as a secondary reference. Grant guidelines split present values equally between stock options and restricted stock, using an equivalency ratio of four option shares to one restricted share. There were no grants of stock appreciation rights.

       For stock awards in fiscal 1994, grant guidelines were based on a percentage of salary ranging from 60 to 150 percent of salary depending on salary grade classification and performance without regard to prior grants. Stock options vest 100% in one year. Restricted shares vest 20% per year over five years and carry dividend equivalents until vested. Personal performance is measured against strategic personal performance goals (including, for example, expansion into new markets and products). The Committee decides on the grant guidelines for each fiscal year, and awards specific grants. Non-qualified stock options have been used instead of incentive stock options so that the Corporation is entitled to a tax deduction upon exercise by the executive.

    CEO Compensation

       The CEO's compensation package is consistent with the spirit and objectives of the Corporation's executive compensation program as follows:

     Base Salary

           As defined earlier, base salaries are administered on the basis of performance. Under Mr. Cardy's leadership, the Corporation made significant improvements in operating performance. Earnings per share increased to $4.30 in 1994 from $3.11 in 1993, before a one-time charge for the effects of changes in accounting principles, an increase of 38%, while return on equity increased to 16.3% in 1994 from 12.6% in 1993. Net income rose 37% to $36.3 million in 1994 from $26.5 million in 1993, before the one-time charge for the effects of changes in accounting principles. In addition to improved financial performance, Mr. Cardy also directed a number of strategic actions (including expansion into foreign markets and new areas of product development) to position the Corporation for future growth. As a result, for fiscal year 1995, Mr. Cardy's annual base salary has been increased by 7.7% to $377,000, effective August 1, 1994, and represents 89% of market rate (midpoint) as described earlier.

     Annual Incentives

           The CEO received a $34,760 Profit Sharing Plan payout (10% of base). This is the same percentage of base salary payout all eligible employees received.

           The CEO received a $154,680 payout from the Executive Annual Compensation Plan determined through return on equity and personal performance.

     Long-Term Incentives

           The disclosed long-term grant is made under the Stock-Based Incentive Compensation Plan for Officers and Key Employees. The CEO grant includes 6,960 shares of non-qualified options, and 1,740 shares of restricted stock. The non-qualified options vest 100% after one year. The restricted stock shares vest 20% per year over a five-year period and carry dividend equivalents. This grant is within the guidelines for the CEO position (150% of base).

   SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE CORPORATION'S BOARD OF DIRECTORS

   Marlin Miller, Jr., Chair
   Dennis M. Draeger
   Carl R. Garr
   Frederick C. Langenberg
   Mylle Bell Mangum

   Stockholder Return Performance Presentation

       Set forth below is a line graph comparing the yearly change in the cumulative total stockholder return on the Corporation's common stock against the cumulative total return of the S&P Composite - 500 Stock Index and the Peer Group Index for the period of five years commencing June, 1989 and ending June, 1994.

   Stockholder Return Performance Table

 ----------------------------------------------------------------------------
 |                       RETURN TO STOCKHOLDERS                             |
 |                     CARPENTER TECHNOLOGY CORP.                           |
 |                  JUNE 30, 1989 TO JUNE 30, 1994                          |
 |                                                                          |
 |     180 |                                                                |
 |         |                                                                |
 |     160 |                                                                |
 |  D      |                                                                |
 |     140 |                                                                |
 |  O      |                                     @             @           @|
 |     120 |                        @                                      $|
 |  L      |            @                                      $            |
 |     100 $*@          $                        $                          |
 |  L      |            *           $            *             *            |
 |      80 |                        *                                      *|
 |  A      |                                                                |
 |      60 |                                                                |
 |  R      |                                                                |
 |      40 |                                                                |
 |  S      |                                                                |
 |      20 |                                                                |
 |         |                                                                |
 |       0 |------------|------------|------------|------------|------------|
 |         1989       1990         1991         1992         1993         1994
           $ = Carpenter Technology    * = Peer Group     @ = S & P 500
 -----------------------------------------------------------------------------
                        1989      1990     1991     1992     1993     1994
                        ----      ----     ----     ----     ----     ----
Carpenter Technology     100     114.219  107.667  113.972  133.360  151.835
Peer Group               100     100.164   82.310  105.199  126.750  116.645
S & P 500                100     116.390  124.992  141.686  160.916  163.221
 -----------------------------------------------------------------------------
       The Peer Group includes the following companies:

               Allegheny Ludlum            Slater Industries
               A. M. Castle                The Timken Company
               Armco, Inc.

       The Peer Group consists of a number of publicly traded companies which have some similarity to the Corporation. In particular, the Peer Group companies are all involved in the distribution and/or manufacture of specialty metal products in the United States and each Peer Group company has a division or unit which competes with the corporation.

       The Total Stockholder Return assumes reinvestment of dividends and the total return of each company included in the S&P 500 Index and the Peer Group has been weighted in accordance with the corporation's market capitalization as of the end of each respective period. The weighting was accomplished by (1) calculating the year-end market capitalization for each company based on the closing stock price and outstanding shares; (2) determining the percentage that each such market capitalization represents against the total of such market capitalizations for all companies included in the Index or the Peer Group as the case may be; and (3) multiplying the percentage determined in (2) above by the total stockholder return of the company in question for each respective period.

   Compliance With Section 16(a) of the Securities Exchange Act of 1934

       Based solely upon the Corporation's review of copies of such reports furnished to it and upon representations by persons required to file reports under Section 16(a), to the Corporation's knowledge, all of the
   Section 16(a) filing requirements applicable to such person with respect to fiscal year 1994 were complied with.

   Retirement Benefits

       The General Retirement Plan of the Corporation, as amended, provides for retirement benefits for employees, including officers, at the age of 65 (with 5 years service), or as early as age 55 (with 15 years service); or at any age with 30 years service. Pensions are based on the number of years of service, or on the product of 1.26% times the number of years of service multiplied by the individual's average earnings during the greater of either (1) the eight highest earnings years or (2) the five highest consecutive earnings years, of the last 12 years of continuous service prior to retirement. For pension purposes individual earnings include all salaries, bonuses, and extra compensation. As of June 30, 1994, the years of service credited under the Plan were as follows: Mr. Bristol, 19.8 years; Mr. Cardy, 31.9 years; Mr. Cottrell, 5.3 years; Dr. Fiore, 4.3 years; and Mr. Weiler, 35.6 years. All funds required for the payment of benefits under the Plan are provided by the Corporation and these funds may be paid into one or more pension trusts.

       The Corporation has established two retirement plans, the Benefit Equalization Plan and the Earnings Adjustment Plan, for those participants in the General Retirement Plan for whom benefits are reduced by reason of the limitations imposed under Section 415 and/or Section 401(a)(17) of the Internal Revenue Code of 1986, as amended. The Plans will pay the difference between the amount payable to the participant under the General Retirement Plan and the amount which the participant would have been paid but for the Section 415 and/or Section 401(a)(17) limitations. In general, benefits under these Plans are subject to the same terms and conditions as the benefits payable to the participant under the General Retirement Plan.

       Employees who have been designated by the Board of Directors as participants are entitled to receive benefits under the Supplemental Retirement Plan for Executives. Participants or their beneficiaries are entitled to receive an annual supplemental retirement benefit for 15 years commencing in the month following the month in which retirement occurs, or, at the election of a disabled participant, commencing at a later specified date. In the event of the death of the participant before retirement but subsequent to the attainment of eligibility for a Normal Retirement or Early Retirement benefit under the Supplemental Retirement Plan for Executives, the benefit will be paid to the participant's beneficiary for the said 15-year period. The benefit is calculated so that following retirement, participants may receive General Retirement Plan benefits, Benefit Equalization Plan benefits, Earnings Adjustment Plan benefits, Primary Social Security benefits, pension benefits from any prior employment and supplemental retirement benefits, the aggregate of which will be equivalent to 60% of the participant's earnings (calculated in the same manner as the General Retirement Plan) if retirement takes place upon the participant's attaining 30 years' service with the Corporation. However, Mr. Cottrell's benefits are calculated without regard to pension benefits from prior employment. Messrs. Bristol, Cardy, Cottrell, Fiore and Weiler have been designated participants in the Plan.

       The Officers' Supplemental Retirement Plan of the Corporation provides supplemental pension benefits to certain Corporate and Division officers who qualify for benefits under the General Retirement Plan and for whom benefits under the General Retirement Plan are reduced by reason of amounts deferred pursuant to the Deferred Compensation Plan. The Officers' Supplemental Retirement Plan will pay the difference between the amount payable (prior to application of Internal Revenue Code limitations) to the participant under the General Retirement Plan and the amount which the participant would have been paid by disregarding the above-mentioned deferred compensation. Benefits under this Plan are subject to the same terms and conditions as the benefits payable to the participant under the General Retirement Plan.

       The following table illustrates the total annual retirement benefits payable under the retirement plans described in this section. All such retirement plans are payable for the life of the participant and, if applicable, the life of a survivor with the exception of the Supplemental Retirement Plan for Executives which is payable for 15 years certain.

        Average Annual
       Earnings for the                     Annual Gross Pension Benefits
     Applicable Years of                    for Years of Service Shown (1)
        Service Period         --------------------------------------------------------
     Preceding Retirement      15 Years    20 Years    25 Years    30 Years    35 Years
     ----------------------------------------------------------------------------------
   $125,000 ...............    $ 70,375    $ 75,000    $ 75,000    $ 75,000    $ 76,563
    150,000 ...............      84,450      90,000      90,000      90,000      91,875
    175,000 ...............      98,525     105,000     105,000     105,000     107,188
    200,000 ...............     112,600     120,000     120,000     120,000     122,500
    250,000 ...............     140,750     150,000     150,000     150,000     153,125
    300,000 ...............     168,900     180,000     180,000     180,000     183,750
    350,000 ...............     197,050     210,000     210,000     210,000     214,375
    400,000 ...............     225,200     240,000     240,000     240,000     245,000
    450,000 ...............     253,350     270,000     270,000     270,000     275,625
    500,000 ...............     281,500     300,000     300,000     300,000     306,250

   ----------
    (1) Amounts payable under the General Retirement Plan that exceed the maximum permitted by the Internal Revenue Code are paid under the Benefit Equalization Plan and/or the Earnings Adjustment Plan. A pension based on the amount of any deferred compensation is paid under the Officer's Supplemental Retirement Plan.

       The Corporation has established a retirement plan for directors who have at least three years of service with the Corporation as a director and who are not entitled to receive benefits under any other pension plan of the Corporation. The Plan provides an annual benefit equal to the basic director annual retainer fee in effect at the time of the director's departure from the Board. This benefit, payable only during the lifetime of the participant, continues for a period equal to the amount of time the director was an active director up to a maximum of ten years, during which period the participant will be available to the Chief Executive Officer for consultation.

       Trust agreements have been established by the Corporation with Chase Manhattan Bank (as trustee) to assure the satisfaction of the obligations of the Corporation under the non-qualified retirement benefit and defined compensation plans previously described, to present and future participants, including the named officers and to assure the satisfaction of the obligations of the Corporation to present and future participants under the Director Retirement Plan and the Deferred Compensation Plan for Non-Management Directors of Carpenter Technology Corporation. The Corporation makes contributions at such times and in such amounts as the Corporation may determine to be appropriate to enable the trusts to accumulate assets to pay all, or any part, as determined by the Corporation, of the benefits payable under the Plans.

   Carpenter Technology Corporation Savings Plan

       The Savings Plan is a profit sharing plan established pursuant to Sections 401(a) and 401(k) of the Internal Revenue Code. Under this Plan, the Corporation contributes 3% of the base pay of each eligible employee, including officers, to a trustee for investment into one or more pre-established investment funds as the participant may choose. In addition, a participant may authorize the Corporation to make further salary deferral contributions, limited to the lesser of $9,240 ($8,994 in calendar 1993) or 17% of total pay. Amounts in the Summary Compensation Table include such amounts deferred. Participants may also invest up to 17% of total compensation pursuant to the provisions of Section 401(a). The maximum combined allowable savings rate for a participant may not exceed 17% of total pay.

       Withdrawals of contributions and earnings from the Savings Plan may be made at the participant's discretion from funds invested under the provisions of Section 401(a); or, in the event of hardship or attainment of age 59-1/2, from funds invested under the provision of Section 401(k). Other distributions may occur following separation from service or the occurrence of a permanent disability. In addition, loans to a participant from his or her Section 401(k) fund are available.

   Employee Stock Ownership Plan

       The Carpenter Technology Corporation Employee Stock Ownership Plan
   (ESOP) was established on September 6, 1991. The trustee of the ESOP, State Street Bank and Trust Company, purchased 461.5384615 shares of series A convertible preferred stock from the Corporation at a price of $65,000 per share, or an aggregate purchase price of approximately $30 million, for a fifteen year note issued by the trustee to the Corporation and a small amount of cash.

       The shares of series A convertible preferred stock have a liquidation preference of $65,000 per share, plus any accrued and unpaid dividends. Dividends on the preferred stock are paid annually and accrue quarterly at the rate of the higher of (1) $1,340.625 per share of preferred stock or
   (2) the dividends paid for such quarter on the number of shares of common stock into which the share of preferred stock is convertible. At the time of issuance, each share of preferred stock was convertible, at the trustee's option, into 1,000 shares of common stock at a conversion price of $65.00 per share of common stock. The conversion price (and the conversion ratio) will be adjusted to reflect stock splits, stock dividends, combinations, reclassifications, certain distributions of rights or warrants and certain other issuances of stock or stock repurchases with respect to the common stock. The preferred stock votes together with the common stock as a single class on matters upon which the common stock is entitled to vote and has the equivalent of 1.3 votes per share of the common stock into which it is convertible, subject to antidilution adjustments and to limitations under applicable securities laws and stock exchange regulations. The ESOP preferred shares are divided into units, representing a fraction (initially 1/1000) of each convertible preferred share. Each ESOP unit was initially convertible into one whole share of common stock. On the effective date of the ESOP, September 6, 1991, an initial unit allocation was made to each eligible employee. Additional units are allocated among employees as the loan is repaid. Generally, only those employees who are actively employed with the Corporation on the last day of the Plan year, December 31, will receive an allocation in respect of such plan year. The funds used by the ESOP to repay the ESOP loan are acquired from contributions by the Corporation and dividends on the shares held by the ESOP.

       ESOP participants are fully vested in their accounts after five years of employment with the Corporation. Any participants who terminate employment with the Corporation after vesting are guaranteed the greater of the floor redemption value or the current equivalent common share price of the units. Participants who terminate employment before vesting forfeit their accounts and their units are reallocated to remaining ESOP participants' accounts. During fiscal 1994, 8.9197 units of ESOP preferred stock were allocated (this includes dividends) to each of the accounts of Messrs. Bristol, Cardy, Cottrell, Fiore and Weiler.

   Stock Options

       The Corporation had three incentive stock option plans in effect during the fiscal year, i.e., the Stock-Based Incentive Compensation Plan for Officers and Key Employees, adopted at the 1993 Annual Meeting by the stockholders (the "1993 Plan"), the Incentive Stock Option Plan for Officers and Key Employees, adopted in June 1982 (the "1982 Plan"), and the Management and Officers Capital Appreciation Plan adopted in May 1977 (the "1977 Plan"). The 1993 Plan provides that the Board of Directors may grant incentive stock options, non-qualified stock options, stock appreciation rights and restricted stock, and will determine the terms and conditions of each grant. Options granted under this Plan must be at no less than market value on the date of grant, are exercisable after one year of employment following the date of grant, and will expire no more than ten years after the date of grant. Incentive stock options granted during the ten-year term of the Plan may not exceed 500,000 shares plus any shares cancelled or expired. The number of shares available annually for awards under this Plan is limited to one percent of the common shares outstanding at the end of the preceding fiscal year plus shares available, but not awarded, during the preceding two years and any shares or options forfeited, expired or terminated. The restricted stock awarded vests equally at the end of each year of employment during the five-year period from the date of grant. As of June 30, 1994 and 1993, 10,582 and 7,864 shares, respectively, were reserved for options and restricted stock which may be granted under this Plan.

       The 1982 Plan automatically expired in June 1992, in accordance with its terms, i.e., ten years after its adoption on June 10, 1982. However, all outstanding, unexpired options granted under the 1982 Plan prior to its termination remain in effect in accordance with their terms. Under the 1982 and 1977 Plans, options are granted at the market value of the Corporation's common stock on the date of grant, and are exercisable after one year of employment following the date of grant. Options granted under the 1982 Plan expire five years after grant if granted prior to August 9, 1990, and all the options granted since that date expire ten years after grant. Options granted under the 1977 Plan expire ten years after grant. At June 30, 1994, and 1993, 142,360 shares were reserved for options which may be granted under the 1977 Plan.

       All three Plans contain change in control provisions which provide that, in the event of a change in control of the Corporation, previously granted stock options vest and become immediately exercisable and, for the 1993 Plan, for any remaining restrictions on restricted stock shall immediately lapse, and each SAR then outstanding shall be fully exercisable for the sixty-day period immediately following the occurrence of the Change in Control Event using the Change in Control Price to determine the spread.

       The following table shows as to the named officers, certain information with respect to stock options and stock appreciation rights granted as of the end of fiscal year 1994. Each stock appreciation right entitles the holder to receive a payment in cash or the Corporation's common stock, upon the exercise of the underlying stock option, in an amount equivalent to the excess of the market value over the option price of the Corporation's common stock at the date exercised. The method of payment of stock appreciation rights is determined by the Board of Directors at the time of grant. There are currently no stock appreciation rights outstanding.

                 STOCK OPTIONS / SAR GRANTS IN LAST FISCAL YEAR

                                                         Individual Grants
    ----------------------------------------------------------------------------------------------------------------
                                      Number of            % of
                                      Securities      Total Options      Exercise
                                      Underlying     SAR's Granted to    or Base
                                     Options/SARs      Employees in       Price      Expiration       Grant Date
                Name                 Granted (1)       Fiscal Year        ($/SH)        Date       Present Value (2)
    ----------------------------------------------------------------------------------------------------------------
   Robert W. Cardy ..............       6,960              11.4%         $60.375     06/29/2004         $79,420
   Donald C. Bristol ............       3,040               5.0%         $60.375     06/29/2004         $34,689
   G. Walton Cottrell ...........       2,140               3.5%         $60.375     06/29/2004         $24,419
   Nicholas F. Fiore ............       2,510               4.1%         $60.375     06/29/2004         $28,641
   Richard J. Weiler ............       1,600               2.6%         $60.375     06/29/2004         $18,257

   ----------
    (1) Options granted under this Plan must be at no less than market value on the date of grant, are exercisable after one year of employment following the date of grant, and will expire no more than ten years after the date of grant.

    (2) Based on the Black-Scholes option pricing model adapted for use in valuing officer stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to variables such as stock price volatility, interest rates, and future dividend yield. Specifically, the Black-Scholes evaluation employed the following factors: risk-free rate of return of 7.1% based upon the ten year T-Bill rate as of the grant date, dividend yield of 6.3% based upon the average annual dividend payout for the prior two years (from grant date), exercise term of ten years, stock price volatility of 30.4% based upon the quarterly stock price for the prior three years (from grant date), no adjustment has been made for transferability or risk of forfeiture of the options.

               STOCK OPTION / SAR EXERCISES AND YEAR END HOLDINGS

                                                                        Number of Securities            Value of Unexercised
                                                                       Underlying Unexercised               In-The-Money
                                       Shares                             Options/SARs at                 Options/SARs at
                                      Acquired                            Fiscal Year End               Fiscal Year End (2)
                                     on Exercise       Value        ----------------------------    -------------------------------
                Name                     (#)        Realized (1)    Exercisable    Unexercisable    Exercisable    Unexercisable
  ---------------------------------------------------------------------------------------------------------------------------------
   Robert W. Cardy ..............       4,020         $28,808         24,850           6,960         $223,263          $  0
   Donald C. Bristol ............       1,950         $24,619         14,620           3,040         $136,630          $  0
   G. Walton Cottrell ...........       1,940         $21,583         13,320           2,140         $127,578          $  0
   Nicholas F. Fiore ............                                     11,090           2,510         $105,098          $  0
   Richard J. Weiler ............                                     12,820           1,600         $126,505          $  0

   ----------
    (1) Calculated as fair market value at exercise minus exercise price.

    (2) Based on June 30, 1994 market closing price of $59.75 per share of common stock.

       The Corporation also has in effect the 1990 Stock Option Plan for Non-Employee Directors, which was adopted on August 9, 1990, and approved by the stockholders at the 1990 Annual Meeting. The Plan provides for the grant by the Corporation of non-qualified options to the directors of the Corporation who are not otherwise employees of the Corporation to purchase shares of common stock at not less than the fair market value of the common stock at the date of the grant. The aggregate number of shares of common stock which may be issued pursuant to the exercise of options granted will not exceed 90,000 shares, subject to certain adjustments made by the Board pursuant to the Plan. On August 9, 1990, each non-employee director was granted an initial option to purchase 1,000 shares. Any non-employee director who joins the Board after that date is automatically granted an option to purchase 1,000 shares. In addition, each non-employee director is automatically granted an option to acquire 500 shares of common stock after each annual meeting. Options are exercisable only after the director has completed one year of service on the Board since the date of grant, and they expire ten years from the date of the grant unless sooner exercised or terminated pursuant to the terms of the Plan. There is a provision in the Plan which provides that, in the event of a change in control of the Corporation, options previously granted vest and become immediately exercisable.

                                 PROPOSAL NO. 2

           APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

       Unless otherwise specified by the stockholders, the shares of stock represented by the proxies will be voted for the approval of the appointment of Coopers & Lybrand, a firm of independent accountants, to audit and report upon the financial statements of the Corporation for fiscal year 1995. Coopers & Lybrand has been the independent accountants of the Corporation since 1918 and, in the opinion of the Board of Directors and management, is well qualified to act in this capacity.

       Audit services performed by Coopers & Lybrand in fiscal year 1994 included audits of the financial statements of the Corporation and certain of the pension and other employee benefit plans of the Corporation, limited reviews of quarterly financial statements of the Corporation and other accounting related matters. Fees and expenses in fiscal year 1994 for these audit services were $362,000.

       A representative of Coopers & Lybrand is expected to be present at the annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. The Corporation has been advised by Coopers & Lybrand that the firm has no financial interest, direct or indirect, in the Corporation, except its serving as independent accountants during the period stated.

   The Board of Directors recommends that stockholders vote FOR the approval of the appointment of Coopers & Lybrand as independent accountants.

   1995 Stockholder Proposals

       In the event that a stockholder desires to have a proposal included in the proxy statement for the 1995 Annual Meeting of the Stockholders, the proposal must be received by the Corporation in writing on or before May 30, 1995, by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission, the laws of the state of Delaware and the Corporation's By-Laws relating to such inclusion. Stockholder proposals may be mailed to the Corporate Secretary, Carpenter Technology Corporation, 101 West Bern Street, Reading, PA 19601.

                                 OTHER BUSINESS

       The Board of Directors and management know of no matters to be presented at the meeting other than those set forth in this proxy statement. However, if any other business is properly brought before the meeting or any adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

       By order of the Board of Directors.


                                                   JOHN R. WELTY
                                                   Secretary

                                  (INSERT MAP)

























   Directions to Site of Annual Meeting of Carpenter Technology Corporation
              at Muhlenberg Township Senior High School Auditorium

                           CARPENTER TECHNOLOGY CORPORATION
                  Proxy Solicited on Behalf of the Board of Directors
                        for the Annual Meeting October 24, 1994

          The undersigned stockholder of Carpenter Technology Corporation
  P appoints PAUL R. ROEDEL and JOHN R. WELTY, or either of them, proxies with full power of substitution, to vote all shares of
  R stock which the stockholder would be entitled to vote if present at the Annual Meeting of Stockholders of CARPENTER TECHNOLOGY
  O CORPORATION to be held at the Muhlenberg Township Senior High School auditorium, Laureldale, Pennsylvania, on Monday, October 24,
  X 1994 at 4 p.m., local time, and at any adjournments thereof, with all powers the stockholder would possess if present. The
  Y stockholder hereby revokes any proxies previously given with respect to such meeting.
                                            Comments: (change of address)
Election of Directors.
Nominees - Term to Expire 1997              -----------------------------

Dr. C. McCollister Evarts,                  -----------------------------
William J. Hudson, Jr.,
Mylle Bell Mangum and Paul R. Roedel        -----------------------------
                                            (If you have written in the
                                            above space, please mark the
                                            corresponding box on the reverse
                                            side of this card.)

   THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO
   SPECIFICATION IS MADE, IT WILL BE VOTED FOR PROPOSALS 1 AND 2 AND WILL BE
   VOTED IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE
   THE MEETING OR ANY ADJOURNMENT THEREOF.
   THIS CARD ALSO CONSTITUTES VOTING INSTRUCTIONS FOR ANY SHARES HELD FOR THE
   STOCKHOLDER IN THE FOLLOWING: CARPENTER TECHNOLOGY CORPORATION'S EMPLOYEE
   STOCK OWNERSHIP PLAN, SAVINGS AND STOCK-BASED INCENTIVE COMPENSATION
   PLANS. (PLEASE DATE AND SIGN ON REVERSE SIDE)
- - - ------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

   /X/    Please mark your
          votes as in this
          example.
   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSAL #2.
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND PROPOSAL #2.

                    FOR   WITHHELD                 FOR    AGAINST   ABSTAIN
   1. Election of   / /     / /    2. Approval of  / /      / /       / /
      Directors.                      independent
      (See Reverse)                   accountants.
   To withhold your vote for       3. In the discretion of the proxies named
   any nominee(s), write the          herein, the proxies are authorized to
   name(s) here:                      vote upon other matters as are properly
                                      brought before the meeting.
    - - - - - - - - - - - - - -
                      YES    NO    The signer hereby revokes all proxies
   Do you plan        / /   / /    heretofore given by the signer to vote at
   to attend the                   said meeting or any adjournments thereof.
   Annual Meeting?
                                   Please sign exactly as name appears
   Change of Address / /           hereon. Joint owners should each sign.
   Comments on Reverse Side / /    When signing as attorney, executor,
                                   administrator, trustee or guardian, please give full title as such.

                                   -------------------------------------------

                                   -------------------------------------------
                                   SIGNATURE(S)                      DATE
    - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

      THIS IS YOUR PROXY. YOUR VOTE IS IMPORTANT.
                                           SERVICES AVAILABLE TO
                           (LOGO)          ASSIST OUR STOCKHOLDERS

 Electronic Funds Transfer               The Dividend Reinvestment Plan
 (DIRECT DEPOSIT) of Dividends           offers you three options to increase
                                         your investment in Carpenter
 * Dividend monies deposited             Technology Corporation Common Stock.
   directly into your bank account.      Depending on your personal financial
                                         goals, you can enroll in any option
 * No worry of lost dividend checks.     of the Plan which is administered by
                                         First Chicago Trust Company of New
 * Immediate access of dividend          York. Carpenter pays all brokerage
   money, no mail delays.                commissions and administrative costs
                                         for purchases of Carpenter Common
 * Verification of dividend receipts     Stock under the Plan.
   on monthly bank statement.
                                         To obtain an Electronic Funds
 Dividend Reinvestment Plan              Transfer Authorization form or a
                                         Dividend Reinvestment Plan brochure
 * Dividends automatically               and Authorization form, please
   reinvested to purchase additional     contact:
   shares of Carpenter Common Stock.     Carpenter Shareholder Services
                                           First Chicago Trust Company
 * Invest all or only a portion of         P.O. Box 2500
   your dividends.                         Jersey City, NJ 07303-2500

 * Invest a maximum of $60,000 in        Be sure to include a reference to
   voluntary cash payments per year.     Carpenter in your correspondence.

 * Make voluntary cash investments       If you prefer, you may call First
   as frequently as every month.         Chicago at (201) 324-0498 between
                                         9:00 a.m. and 6:00 p.m. Eastern
 * Deposit your Carpenter Common         Time.
   Stock certificates for
   safekeeping, free of charge.